Exhibit 99.1

CONTACT:

Franklin Square Media Team

215-495-1174

media@franklinsquare.com

FOR IMMEDIATE RELEASE

FSIC Announces Preliminary Results of its Tender Offer

PHILADELPHIA, May 29, 2014 – FS Investment Corporation (NYSE: FSIC) announced the preliminary results of its modified “Dutch Auction” tender offer to purchase up to $250 million in shares of its common stock, which expired at 5:00 p.m., New York City Time, on May 28, 2014.

Based on the preliminary count by Computershare Trust Company, N.A., the depositary and paying agent for the tender offer, a total of 24,090,370 shares of FSIC’s common stock were properly tendered and not withdrawn at or below the purchase price of $10.75 per share, including 977,852 shares of common stock that were tendered through notice of guaranteed delivery.

Due to the oversubscription of the tender offer, based on the preliminary count described above, FSIC expects to purchase approximately 96.5% of the shares that were tendered at prices of $10.75 per share or below. An aggregate of approximately $250 million in shares will be purchased at $10.75 per share under the terms of the tender offer.

In connection with the listing and post-listing tender offer, FSIC expects to recognize cost savings due to reduced general and administrative expenses and an accretive impact on earnings per share as a result of the reduction in the number of outstanding shares through the tender offer.

FSIC expects to report final results of the tender offer on or around June 3, 2014.

Important Notice

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of FSIC. The number of shares of common stock to be purchased, the purchase price and the proration information are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary and paying agent and is based on the assumption that all shares of common stock tendered through notice of guaranteed delivery will be delivered promptly after the date of receipt by the depositary of the notice of guaranteed delivery. The final number of shares of common stock to be purchased, the final purchase price and the final proration information will be announced following completion of the confirmation process. Payment for the shares of common stock accepted for purchase under the tender offer, and return of all other shares of common stock tendered and not purchased, will occur promptly, in accordance with applicable law.

Questions and requests for assistance may be directed to Wells Fargo Securities, LLC, the Dealer Manager for the tender offer, at: (212) 214-6400 or (877) 450-7515 (Toll Free) (institutional stockholders) or Georgeson Inc., the Information Agent for the tender offer, at: (888) 566-3252 (Toll Free) (retail stockholders). In addition, stockholders may obtain free copies of the Company’s filings with the SEC from the Company’s website at: www.fsinvestmentcorp.com or by contacting the Company at Cira Centre, 2929 Arch Street, Suite 675, Philadelphia, PA 19104 or by phone (877) 628-8575.

About FS Investment Corporation

FSIC (NYSE: FSIC) is a publicly traded business development company (“BDC”) focused on providing customized credit solutions to private middle market U.S. companies. FSIC seeks to invest primarily in the senior secured debt and, to a lesser extent, the subordinated debt of private middle market companies to achieve the best risk-adjusted returns for its investors. In connection with its debt investments, FSIC may receive equity interests such as warrants or options.

FSIC is advised by FB Income Advisor, LLC, an affiliate of Franklin Square Capital Partners (“Franklin Square”), and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners. GSO, with approximately $66 billion in assets under management as of March 31, 2014, is the credit platform of Blackstone, one of the world’s leading managers of alternative investments. For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm managed approximately $11.0 billion in assets as of March 31, 2014. For more information, please visit www.franklinsquare.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to future events or the future performance or operations of FSIC. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements. Factors that could cause actual results to differ materially include changes in the economy, risks associated with possible disruption in FSIC’s operations or the economy due generally to terrorism or natural disasters, future changes in laws or regulations and conditions in FSIC’s operating area, and the price at which shares of its common stock trade on the New York Stock Exchange. Some of these factors are enumerated in the filings FSIC makes with the Securities and Exchange Commission. FSIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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